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                       GT GLOBAL FLOATING RATE FUND, INC.
               TERMS AND CONDITIONS OF DIVIDEND REINVESTMENT PLAN

                                1

GT Global Investor Services, Inc. ("Plan Agent") will act as agent for each shareholder participating in the Dividend Reinvestment Plan (each such participating shareholder hereinafter referred to as a "Participant" and the Dividend Reinvestment Plan hereinafter referred to as the "Plan"), and will open an account for each Participant under the Plan in the same name in which the Participant's shares of common stock, par value $.001 per share (the "Shares") of GT Global Floating Rate Fund, Inc. (the "Fund") are registered. The Plan will be effective for each such Participant as of the first record date for an income dividend, net capital gain distribution or distribution due to net realized gains from foreign currency transactions (each singly hereinafter referred to as a "Distribution" and collectively as "Distributions"). Each shareholder in the Fund shall be deemed to be a Participant in the Plan unless he or she elects not to participate; the terms of paragraph 11 below, regarding termination, shall apply to such election.


                                        2

Under the Plan, whenever the Board of Directors of the Fund declares a Distribution payable in cash or Shares at the option of the shareholder, each Participant will automatically receive his or her Distribution in newly issued Shares, including fractional Shares, if the market price per Share at the close of business on the Distribution payment date, or if such payment date is not a trading day, at the close of business on the next preceding trading day ("Valuation Date") is at or above the then net asset value ("NAV") per Share. The number of Shares to be issued to each Participant by the Fund will be determined by dividing the amount of the cash value of the Distribution to which such Participant is entitled (net of any applicable withholding taxes) by the greater of the NAV per Share on such date or 95% of the market price per Share on such date.

                                        3

For U.S. federal income tax purposes, Shareholders receiving newly issued Shares pursuant to the Plan will be treated as having received income or capital gains in an amount equal to the fair market value (determined as of the Valuation Date but in no event less than 95% of the fair market value on the payment date) of the Shares received and will have a cost basis equal to such fair market value.

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                                        4

There will be no brokerage charge to Participants for Shares issued directly by the Fund under the Plan. The Fund will pay the fees of the Plan Agent for handling the Plan.

                                        5

If banks, brokerage firms, or other nominees hold Shares for beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified by the nominee as being registered in the nominee's name and held for the account of the beneficial owners who are participating in the Plan.

                                        6

The Plan Agent may hold Shares acquired pursuant to the Plan in non-certificated form in the Plan Agent's name or that of the Plan Agent's nominee. The Plan Agent will forward to each Participant any proxy solicitation material and will vote any Shares so held for such Participant only in accordance with the proxy returned by such Participant to the Fund. Upon a Participant's written request, the Plan Agent will deliver to such Participant, without charge, a certificate or certificates for the full Shares held in the Plan.

                                        7

Each acquisition made for a Participant's account will be confirmed as soon as practicable, but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a Share of the Fund, no certificates for fractional Shares will be issued. However, Distributions on fractional Shares will be credited to a Participant's account. In the event of termination of a Participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value per Share at the time of termination, less the pro rata expense of any sale required to make such an adjustment.

                                        8

For purposes of the Plan the NAV per Share on a particular date will be as determined by or on behalf of the Fund.


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                                        9

Any stock dividends distributed by the Fund on Shares the Plan Agent holds for a Participant will be credited to such Participant's account. In the event that the Fund makes available to its shareholders rights to purchase additional Shares or other securities, the Shares held for a Participant under the Plan will be added to other Shares held by such Participant in calculating the number of rights to be issued to such Participant.

                               10

A Participant may terminate his or her account under the Plan at any time by notifying the Plan Agent in writing. Termination of such Plan will be effective only for Distributions declared and having a record date at least ten days after the date on which such notice is received by the Plan Agent. The Plan may be terminated by the Plan Agent or the Fund upon notice in writing mailed to Participants at least 30 days prior to any record date for the payment of any Distribution by the Fund. Upon any termination, the Plan Agent will deliver without charge to each Participant whose participation has terminated a certificate or certificates for the full Shares held for such Participant under the Plan and a cash adjustment for any fractional Shares (or if the Shares are not then in certificated form, will cause such Shares to be transferred to such Participant).

                                       11

The terms and conditions of this Plan may be amended or supplemented by the
Plan Agent or the Fund at any time.   Participants will be notified in
writing at least 30 days prior to the effective date of any such amendments or supplements except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority. Any amendment or supplement will be deemed to be accepted by a Participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of such Participant's account under the Plan. Any such amendment may include the Plan Agent's appointment of a successor plan agent under the terms and conditions of this Plan, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under the terms and conditions of this Plan.
Upon any such appointment of any successor plan agent for the purpose of receiving Distributions, the Fund will be authorized to pay to such successor plan agent, for each Participant's account, all Distributions payable on Shares held in such Participant's name or under the Plan for retention or application by such successor plan agent as provided in the terms and conditions of this Plan.

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                                       12

The Plan Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under the terms and conditions of this Plan and to comply with applicable law, but assumes no responsibility and will not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith, or willful misconduct or that of its employees.

                                       13

The Plan Agent will maintain all Participant accounts and furnish written confirmations of all transactions, including information needed by Participants for personal and tax records.

                                       14

All correspondence concerning the Plan should be directed to GT Global Investor Services, Inc., the Plan Agent for GT Global Floating Rate Fund, Inc. at California Plaza, 2121 N. California Boulevard, Suite 450, Walnut Creek, California 94596.

                                       15

These terms and conditions shall be governed by the laws of Maryland.

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